CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,201,900	$137.74

PRICING SUPPLEMENT NO. 115 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated January 13, 2012

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

$312,900 Linked to the class A ordinary shares of Accenture plc due on January 18, 2013
$889,000 Linked to the common stock of Ameriprise Financial, Inc. due on January 18, 2013

Investment Description

Trigger Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each a “Security” and collectively the “Securities”) linked to the performance of the common stock or ordinary shares of a specific company (the “Underlying Stock”). If the closing price of one share of the applicable Underlying Stock on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-5-I under “General Terms of Securities — Anti-Dilution Adjustments”), JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the closing price of one share of the applicable Underlying Stock on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the applicable Final Price is equal to or greater than the applicable Trigger Price (which is the same price as the applicable Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the applicable Contingent Coupon. If the applicable Final Price is less than the applicable Trigger Price, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the applicable Contingent Coupon otherwise due for the applicable quarterly Observation Date if the closing price of the applicable Underlying Stock on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Coupon: If the closing price of one share of the applicable Underlying Stock on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.
❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the applicable Underlying Stock does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity, in addition to the applicable Contingent Coupon. If the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date	January 13, 2012
Settlement Date	January 19, 2012
Observation Dates[1]	Quarterly (see page 4)
Final Valuation Date[1]	January 14, 2013
Maturity Date[1]	January 18, 2013

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Securities — Automatic Call Feature” and “Description of Securities — Postponement of a Payment Date” in the accompanying product supplement no. UBS-5-I.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-5-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

This pricing supplement relates to two (2) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying Stock. You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. This pricing supplement does not, however, allow you to purchase a Security linked to a basket of both of the Underlying Stocks described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the two Security offerings is linked to the common stock of a different company, and each of the two Security offerings has a different Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier. The performance of each Security offering will not depend on the performance of the other Security offering.

Underlying Stock	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Class A Ordinary Shares of Accenture plc	12.50% per annum	$53.25	$42.60, which is 80%	$42.60, which is 80%	48126B632	US48126B6323
			of the Initial Price	of the Initial Price
Common Stock of Ameriprise Financial, Inc.	13.75% per annum	$51.40	$35.98, which is 70%	$35.98, which is 70%	48126B624	US48126B6240
			of the Initial Price	of the Initial Price

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this pricing supplement. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-5-I dated January 6, 2012 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-5-I, will supersede the terms set forth in product supplement no. UBS-5-I.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-5-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Class A Ordinary Shares of Accenture plc	$312,900	$10.00	$4,693.50	$0.15	$308,206.50	$9.85
Securities Linked to the Common Stock of Ameriprise Financial, Inc.	$889,000	$10.00	$13,335	$0.15	$875,665	$9.85

(1)	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product supplement no. UBS-5-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.15 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

This pricing supplement relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying Stock. The purchaser of a Security will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stock). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. While each Security offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Securities.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-5-I dated January 6, 2012. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto dated January 10, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-5-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-5-I dated January 6, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000166/e46653_424b2.htm

t	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

t	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe the applicable Underlying Stock will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

t	You believe the applicable Underlying Stock will close at or above the applicable Initial Price on one of the specified Observation Dates.

t	You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your potential return is limited to the applicable Contingent Coupons.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t	You are willing to invest in the Securities based on the per annum Contingent Coupon Rate of 12.50% for Securities linked to the class A ordinary shares of Accenture plc and 13.75% for Securities linked to the common stock of Ameriprise Financial, Inc.

t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

t	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”) is willing to trade the Securities.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

t	You require an investment designed to provide a full return of principal at maturity.

t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe that the price of the applicable Underlying Stock will decline during the term of the Securities and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

t	You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t	You are not willing to invest in the Securities based on the per annum Contingent Coupon Rate of 12.50% for Securities linked to the class A ordinary shares of Accenture plc and 13.75% for Securities linked to the common stock of Ameriprise Financial, Inc.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

t	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-5-I for risks related to an investment in the Securities.

Final Terms

Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Stock	Class A Ordinary Shares of Accenture plc Common Stock of Ameriprise Financial, Inc.
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term	Approximately 12 months, unless called earlier
Automatic Call Feature

The Securities will be called automatically if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date.

Contingent Coupon

If the closing price of one share of the applicable Underlying Stock is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date and the relevant Contingent Coupon for each Security. The table below reflects the Contingent Coupon Rate of (i) 12.50% per annum for Securities linked to the class A ordinary shares of Accenture plc and (ii) 13.75% per annum for Securities linked to the common stock of Ameriprise Financial, Inc.

Contingent Coupon (per $10 Security)

Observation Dates[1]	Coupon Payment Dates[1]	Accenture plc	Ameriprise Financial, Inc.
April 13, 2012	April 17, 2012	$0.3125	$0.3438
July 13, 2012	July 17, 2012	$0.3125	$0.3438
October 15, 2012	October 17, 2012	$0.3125	$0.3438
January 14, 2013 (Final Valuation Date)	January 18, 2013 (Maturity Date)	$0.3125	$0.3438

Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier.

Contingent Coupon Rate

The Contingent Coupon Rate is (i) 12.50% per annum for Securities linked to the class A ordinary shares of Accenture plc and (ii) 13.75% per annum for Securities linked to the common stock of Ameriprise Financial, Inc.

Coupon Payment Dates[1]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[1]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Stock Return, equal to:

$10 × (1 + Stock Return)

Stock Return	Final Price – Initial Price Initial Price
Initial Price[2]

$53.25 for Securities linked to the class A ordinary shares of Accenture plc and $51.40 for Securities linked to the common stock of Ameriprise Financial, Inc., which are the closing prices of the respective Underlying Stocks on the Trade Date

Final Price[1,2]	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
Trigger Price[2]

For Securities linked to the class A ordinary shares of Accenture plc: $42.60, which is 80% of its Initial Price

For Securities linked to the common stock of Ameriprise Financial, Inc.: $35.98, which is 70% of its Initial Price

Coupon Barrier[2]

For Securities linked to the class A ordinary shares of Accenture plc: $42.60, which is 80% of its Initial Price

For Securities linked to the common stock of Ameriprise Financial, Inc.: $35.98, which is 70% of its Initial Price

[1]	See footnote 1 under “Key Dates” on the front cover
[2]	Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock as described under “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-5-I. The Trigger Price and Coupon Barrier for each Underlying Stock may be rounded up to the nearest cent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-5-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. UBS-5-I. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to conclude that Contingent Coupons are not subject to U.S. withholding tax, a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-5-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from its Initial Price to its Final Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Price is less than the Initial Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying Stock.

t	You Are Not Guaranteed Any Contingent Coupons: We will not necessarily make periodic coupon payments on the Securities. If the closing price of one share of the applicable Underlying Stock on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.

t	Limited Return on the Securities and You Will Not Participate in Any Appreciation of the Applicable Underlying Stock: The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you will not participate in any appreciation in the price of the applicable Underlying Stock even though you will be subject to the applicable Underlying Stock’s risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the applicable Underlying Stock. In addition, if the Securities are not called and the applicable Final Price is below the applicable Trigger Price, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.

t	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the stock price is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will either repay you the full principal amount per Security plus the applicable Contingent Coupon, or if the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.

t	The Probability That the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of that stock could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons or below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Contingent Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Securities. The price of the applicable Underlying Stock for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.

t	Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	Reinvestment Risk: If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

t	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. It is possible that these hedging or other trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Securities declines. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

t	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Applicable Observation Date: Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Underlying Stock on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Underlying Stock on the applicable Observation Date, if that closing price is less than the applicable Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Underlying Stock was higher on other days during the period before that Observation Date.

t	Single Stock Risk: The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.

t	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Coupon Payment Date, Call Settlement Date or at maturity, if any, described in this pricing supplement is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	No Dividend Payments or Voting Rights in the Applicable Underlying Stock: As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying Stock and the Securities.

t	No Affiliation with the Applicable Underlying Stock Issuer: We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-5-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

t	No Assurances That the Investment View Implicit in the Securities Will Be Successful: While the Securities are structured to provide for Contingent Coupons if the applicable Underlying Stock does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.

t	Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the applicable Initial Price, the applicable Trigger Price and the applicable Coupon Barrier for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the Initial Price, the applicable Trigger Price and the applicable Coupon Barrier, the market value of your Securities and the payment on any Coupon Payment Date, upon an automatic call or at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

t	Hedging and Trading in the Applicable Underlying Stock: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment of any Contingent Coupon and our payment to you at maturity if not previously called. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Securities.

t	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Chase & Co. Impact on Market Price of Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Securities.

t	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Underlying Stock on an Observation Date, determining if the Securities are to be automatically called, determining if a Contingent Coupon is payable, calculating the applicable Stock Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, on any Coupon Payment Date, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Securities — Market Disruption Events” in the accompanying product supplement no. UBS-5-I.

t	Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-5-I.

Risks Relating Specifically to the Securities Linked to the Class A Ordinary Shares of Accenture plc

t	Risks Associated with Non-U.S. Companies: An investment in the Securities linked to the Class A ordinary shares of Accenture plc (which we refer to as “Accenture”), which are issued by a Irish issuer, involves risks associated with the home country of Accenture. Non-U.S. companies, such as those in Ireland, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer (i.e., Ireland), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Contingent Coupon Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock with the following assumptions* (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Price:	$50.00
Contingent Coupon Rate:	6.00%* per annum (or 1.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$40.00 (which is 80.00% of the hypothetical Initial Price)
Coupon Barrier:	$40.00 (which is 80.00% of the hypothetical Initial Price)

*	The actual Contingent Coupon Rate and other terms for each Security were set on the Trade Date and may be generally different from the hypothetical terms set forth above. The actual value of any Contingent Coupon payments you will receive over the term of the Securities and the actual Trigger Price and Coupon Barrier applicable to your Securities may be different from the hypothetical terms set forth above, and the actual value of the payment upon automatic call or at maturity may be more or less than the amounts displayed in these hypothetical scenarios. The actual terms for each Security were set on the Trade Date and are specified on the cover of this pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Underlying Stock. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.15 (1.50% return)

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon for a 1.50% total return on the Securities.

Example 2 — Securities Are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.45 (4.50% return)

Because the Securities are called on the third Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.30 received in respect of prior Observation Dates, we will have paid you a total of $10.45 per Security for a 4.50% total return on the Securities.

Example 3 — Securities Are NOT Called and the Final Price Is at or above the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$38.00 (below Coupon Barrier)	$0.00
Third Observation Date	$36.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$44.00 (at or above Trigger Price and Coupon Barrier;
	below Initial Price)	$10.15 (Payment at Maturity)

	Total Payment:	$10.30 (3.00% return)

At maturity, we will pay you a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.15 received in respect of prior Observation Dates, we will have paid you a total of $10.30 per Security for a 3.00% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Price Is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Final Valuation Date	$35.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Stock Return) =
$10.00 × (1 + -30%) =
$10.00 × 70% =
$7.00 (Payment at Maturity)

	Total Payment:	$7.45 (-25.50% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $7.00 per Security. When that amount is added to the Contingent Coupon payments of $0.45 received in respect of prior Observation Dates, we will have paid you $7.45 per Security for a loss on the Securities of 25.50%.

Example 5 — Securities Are NOT Called and the Final Price is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$38.00 (below Coupon Barrier)	$0.00
Second Observation Date	$32.00 (below Coupon Barrier)	$0.00
Third Observation Date	$28.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$25.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Stock Return) =
		$10.00 × (1 + -50%) =
		$10.00 × 50% =
		$5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2007, 2008, 2009, 2010 and 2011. Partial data is provided for the first calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of an Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each issuer of an Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Accenture plc

According to its publicly available filings with the SEC, Accenture plc, which we refer to as Accenture, an Irish company, is an international management consulting, technology services and outsourcing organization. The class A ordinary shares of Accenture, par value $0.0000225 per share, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Accenture in the accompanying product supplement no. UBS-5-I. Accenture’s SEC file number is 001-34448.

Historical Information Regarding the Class A Ordinary Shares of Accenture

The following table sets forth the quarterly high and low closing prices for the class A ordinary shares of Accenture, based on daily closing prices on the primary exchange for Accenture, as reported by Bloomberg. The closing price of the class A ordinary shares of Accenture on January 13, 2012 was $53.25. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the class A ordinary shares of Accenture has experienced significant fluctuations. The historical performance of the class A ordinary shares of Accenture should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the class A ordinary shares of Accenture during the term of the Securities. We cannot give you assurance that the performance of the class A ordinary shares of Accenture will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Accenture will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the class A ordinary shares of Accenture.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$39.20	$34.90	$38.54
4/1/2007	6/30/2007	$42.96	$38.10	$42.89
7/1/2007	9/30/2007	$43.81	$37.46	$40.25
10/1/2007	12/31/2007	$42.21	$33.78	$36.03
1/1/2008	3/31/2008	$37.05	$32.79	$35.17
4/1/2008	6/30/2008	$41.34	$35.76	$40.72
7/1/2008	9/30/2008	$41.96	$35.27	$38.00
10/1/2008	12/31/2008	$37.06	$26.71	$32.79
1/1/2009	3/31/2009	$34.07	$27.09	$27.49
4/1/2009	6/30/2009	$33.72	$26.67	$33.46
7/1/2009	9/30/2009	$37.89	$32.39	$37.27
10/1/2009	12/31/2009	$42.87	$36.53	$41.50
1/1/2010	3/31/2010	$43.75	$39.75	$41.95
4/1/2010	6/30/2010	$44.67	$36.44	$38.65
7/1/2010	9/30/2010	$42.49	$36.60	$42.49
10/1/2010	12/31/2010	$50.32	$43.32	$48.49
1/1/2011	3/31/2011	$54.97	$48.11	$54.97
4/1/2011	6/30/2011	$60.42	$53.95	$60.42
7/1/2011	9/30/2011	$63.44	$47.44	$52.68
10/1/2011	12/31/2011	$61.76	$51.62	$53.84
1/1/2012	1/13/2012*	$53.25	$51.74	$53.25

*	As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through January 13, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the class A ordinary shares of Accenture from January 2, 2002 through January 13, 2012, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Coupon Barrier and Trigger Price, equal to 80% of the closing price on January 13, 2012.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Ameriprise Financial, Inc.

According to its publicly available filings with the SEC, Ameriprise Financial, Inc., which we refer to as Ameriprise, provides financial planning, products and services that are designed to be utilized as solutions for its clients’ cash and liquidity, asset accumulation, income, protection and estate and wealth transfer needs. The common stock of Ameriprise, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Ameriprise in the accompanying product supplement no. UBS-5-I. Ameriprise’s SEC file number is 001-32525.

Historical Information Regarding the Common Stock of Ameriprise Financial, Inc.

The following table sets forth the quarterly high and low closing prices for the common stock of Ameriprise, based on daily closing prices on the primary exchange for Ameriprise, as reported by Bloomberg. The closing price of the common stock of Ameriprise on January 13, 2012 was $51.40. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Ameriprise has experienced significant fluctuations. The historical performance of the common stock of Ameriprise should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Ameriprise during the term of the Securities. We cannot give you assurance that the performance of the common stock of Ameriprise will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Ameriprise will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Ameriprise

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$62.92	$54.54	$57.14
4/1/2007	6/30/2007	$66.95	$58.00	$63.57
7/1/2007	9/30/2007	$66.35	$54.88	$63.11
10/1/2007	12/31/2007	$66.90	$54.10	$55.11
1/1/2008	3/31/2008	$57.12	$47.08	$51.85
4/1/2008	6/30/2008	$55.65	$40.67	$40.67
7/1/2008	9/30/2008	$46.73	$35.90	$38.20
10/1/2008	12/31/2008	$38.83	$12.37	$23.36
1/1/2009	3/31/2009	$25.10	$13.80	$20.49
4/1/2009	6/30/2009	$30.93	$20.63	$24.27
7/1/2009	9/30/2009	$36.33	$22.01	$36.33
10/1/2009	12/31/2009	$39.52	$34.67	$38.82
1/1/2010	3/31/2010	$45.36	$37.23	$45.36
4/1/2010	6/30/2010	$49.05	$35.99	$36.13
7/1/2010	9/30/2010	$48.38	$35.83	$47.33
10/1/2010	12/31/2010	$57.97	$47.76	$57.55
1/1/2011	3/31/2011	$64.73	$58.08	$61.08
4/1/2011	6/30/2011	$63.52	$55.40	$57.68
7/1/2011	9/30/2011	$59.22	$39.04	$39.36
10/1/2011	12/31/2011	$50.61	$37.34	$50.54
1/1/2012	1/13/2012*	$51.45	$50.81	$51.40

*	As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through January 13, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the common stock of Ameriprise from September 15, 2005 through January 13, 2012, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Coupon Barrier and Trigger Price, equal to 70% of the closing price on January 13, 2012.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product supplement no. UBS-5-I.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.2 to the Registration Statement on Form S-3 filed by us on November 14, 2011.